Exhibit 10.8
CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
GUARANTY
THIS GUARANTY, dated as of June 6, 2025 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC., a Maryland corporation (“Guarantor”), in favor of MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for MORGAN STANLEY BANK, N.A., a national banking association (“MSBNA”), and such other financial institutions from time to time party to the Repurchase Agreement (as defined below), as buyers (MSBNA, together with its successors and assigns, and together with such other financial institutions from time to time party to the Repurchase Agreement (as defined below) and their respective successors and assigns, collectively “Buyers” and individually, each a “Buyer”).
RECITALS
A.Pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Administrative Agent, on behalf of Buyers, Buyers, and REFT MULBERRY STREET LLC, a Delaware limited liability company (“Seller”), Seller has agreed to sell to Administrative Agent, on behalf of Buyers certain Purchased Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Custodial Agreement”), by and among Administrative Agent, on behalf of Buyers, Seller and COMPUTERSHARE TRUST COMPANY, N.A. (“Custodian”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Administrative Agent, on behalf of Buyers, and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Pledge and Security Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), made by REFT PLEDGOR LLC, a Delaware limited liability company (“Pledgor”) in favor of Administrative Agent, on behalf of Buyers, Pledgor has pledged to Administrative Agent, on behalf of Buyers, all of the Pledged Collateral (as defined in the Pledge Agreement).
B.Guarantor indirectly owns one hundred percent (100%) of the legal and beneficial limited liability company interest in, and controls, Seller and Pledgor, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents (as defined in the Repurchase Agreement) and the transactions contemplated by the Repurchase Agreement.
C.It is a condition precedent to Administrative Agent, on behalf of Buyers, acquiring the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty.

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NOW, THEREFORE, in consideration of the foregoing premises, to induce Administrative Agent, on behalf of Buyers, to enter into the Transaction Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Administrative Agent, on behalf of Buyers, as follows:
D.1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given them in the Repurchase Agreement.
“Available Borrowing Capacity” shall mean, with respect to Guarantor, on any date of determination, the total unrestricted, immediately available borrowing capacity which may be drawn (not including required reserves, fees and discounts) upon by Guarantor and the Consolidated Subsidiaries of Guarantor without condition (except for customary notice conditions) (and to the extent not otherwise pledged to any other Person) under any subscription, term or revolving credit facilities or line of credit of Guarantor and the Consolidated Subsidiaries of Guarantor (but only to the extent that no default or event of default exists thereunder) which are made available by financial institutions whose short term unsecured debt is rated at least “A-1” by S&P and “P-1” by Moody’s, and has an equivalent or higher rating by each other nationally recognized statistical rating organization that provides a short-term unsecured debt rating to such financial institution, and whose long term unsecured debt is rated at least “A+” by S&P and “A1” by Moody’s and has an equivalent or higher rating by each other nationally recognized statistical, rating organization that provides a long-term unsecured debt rating to such financial institution.

“Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Equivalents” means, with respect to Guarantor on any date, to the extent owned by Guarantor or its Consolidated Subsidiaries free and clear of all liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, or (d) overnight money market accounts or banker’s acceptances of any commercial bank, with short term unsecured credit ratings of at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Consolidated Subsidiaries” means, with respect to any Person and any date, any and all Subsidiaries of such Person that are consolidated with such Person in accordance with the GAAP.

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“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“Investor” means, any limited partner, member or other investor that has contributed or has committed to contribute capital to the Guarantor pursuant to a subscription agreement, the Guarantor’s partnership agreement, limited liability company agreement or other constitutive or investment agreement.
“Liquidity” means, with respect to Guarantor and its Consolidated Subsidiaries as of any date of determination, the sum of, without duplication, (i) unrestricted Cash, (ii) Cash Equivalents, as determined on a consolidated basis in accordance with GAAP, (iii) Available Borrowing Capacity and (iv) Qualified Capital Commitments.

“Moody’s” means Moody’s Investors Service, Inc., and its successors-in-interest.

“Non-Recourse Indebtedness” means Indebtedness that is not Recourse Indebtedness.
“Qualified Capital Commitments” means, as of any date of determination, the amount of any unpledged, unencumbered (subject to the last sentence of this definition), unfunded, irrevocable capital commitments of the Investors of the Guarantor that are available to be called as of right by the Guarantor (or have been validly called on but have not yet been funded) without condition (other than customary notice requirements) but excluding any capital commitment of any Investor with respect to which any of the following events has occurred: (i) a failure of the applicable Investor to pay any portion of its capital commitment to the Guarantor when such payment is due; (ii) the Guarantor has determined in good faith that the related Investor may be unlikely to pay any portion of its capital commitments to the Guarantor when such payment is due; (iii) the applicable Investor becoming the subject of any bankruptcy or other insolvency proceeding or the appointment of a receiver in respect thereof; (iv) the repudiation by the applicable Investor of all or any portion of its capital commitments to the Guarantor; (v) the applicable Investor withdrawing, in whole or in part, as an Investor in the Guarantor in accordance with the applicable partnership, limited liability company or other constitutive agreement; or (vi) the release or termination of the applicable Investor’s capital commitment to the Guarantor by such Investor, the Guarantor, its general partner or its managing member. For purposes of this definition, any pledge or encumbrance of an Investor’s capital commitments pursuant to a subscription finance facility shall only be deemed pledged and encumbered in an amount up to the current unpaid principal balance of such subscription finance facility such that the net amount of Investor capital commitments over and above the current unpaid principal balance of such subscription finance facility shall be included as Qualified Capital Commitments for purposes of this Guarantee.

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“Recourse Indebtedness” means, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness as a result of the conditions to triggering such recourse under the related agreement having occurred.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors-in-interest.

“Tangible Net Worth” means, with respect to Guarantor and its consolidated Subsidiaries and as of any date of determination, all amounts of the Guarantor and its consolidated Subsidiaries which would be included under capital (the result of total assets minus total liabilities) of the Guarantor and its consolidated Subsidiaries in accordance with GAAP, which Tangible Net Worth shall include Qualified Capital Commitments.

“Total Assets” means, with respect to Guarantor and any date of determination, Guarantor’s total assets as of such date, without duplication, as shown on such Person’s consolidated financial statements prepared in accordance with GAAP.

“Total Liabilities” means, with respect to Guarantor and any date of determination, Guarantor’s total liabilities as of such date, without duplication, as shown on such Person’s consolidated financial statements prepared in accordance with GAAP (such liabilities to be determined including the outstanding principal amount of any debt secured by the Uncalled Capital Commitments of such Person).

“Uncalled Capital Commitments” means the aggregate uncalled and recallable capital commitments of all members and/or investors admitted as a member, limited partner, or general partner in Guarantor, as applicable.2.    Guaranty. (a) Subject to Sections 2(b), 2(c), 2(d) and 2(f) below, Guarantor hereby unconditionally and irrevocably guarantees to Administrative Agent, on behalf of Buyers, the prompt and complete payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (i) all payment obligations owing by Seller to Administrative Agent and Buyers under or in connection with the Repurchase Agreement or any of the other Transaction Documents or other agreements relating thereto, (ii) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, and (iii) any other obligations of Seller and Pledgor with respect to Administrative Agent or Buyers under each of the Transaction Documents (collectively, the “Obligations”).
(b)Notwithstanding anything herein to the contrary, but subject to Sections 2(c), 2(d) and 2(f) below, which shall control, the maximum liability of Guarantor hereunder and under the Transaction Documents shall in no event exceed twenty-five percent (25%) of the

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outstanding aggregate Repurchase Prices of all Purchased Assets as of the date of the Buyer’s exercise of remedies with respect to the applicable Event of Default.
(c)Notwithstanding the foregoing, or any other provision herein to the contrary, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be full recourse to Seller and Guarantor, jointly and severally, upon the occurrence of any of the following:
(i)a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law;
(ii)an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor in connection with which Seller, Pledgor, Guarantor, or any of their respective Affiliates has or have colluded or otherwise affirmatively assists in any way with the creditors commencing or filing such proceedings, or solicits or causes to be solicited petitioning creditors for any involuntary petition against such Seller, Pledgor or Guarantor by any Person voluntarily under any law;
(iii)Seller, Pledgor or Guarantor consents to or joins in, in writing in a legal proceeding (other than a legal proceeding commenced by Administrative Agent or any Buyer), any application for the appointment of a custodian, receiver, trustee or examiner for Seller, Pledgor or Guarantor or their respective assets and liabilities;
(iv)Seller, Pledgor or Guarantor files an answer consenting to or otherwise affirmatively joining in, any involuntary petition filed against it by any other Person (other than a petition filed by Administrative Agent or any Buyer) under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law voluntarily under any law;
(v)Seller, Pledgor or Guarantor makes a general assignment for the benefit of creditors (other than in favor of Administrative Agent or Buyers); and
(vi)any breach of the separateness covenants set forth in Article 13 of the Repurchase Agreement that results in the legal or equitable consolidation of any of the assets and/or liabilities of Seller or Pledgor with any other Person (including, without limitation, in connection with any proceeding under any Insolvency Law).
(d)In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor shall be liable to Administrative Agent and Buyers for any costs, claims, expenses or other liabilities actually incurred by Administrative Agent or any Buyers which are in any way attributable to:
(i)any material breach of the separateness covenants set forth in Article 13 of the Repurchase Agreement (other than as set forth in Section 2(c)(iii) above);
(ii)fraud, intentional misrepresentation, willful misconduct or gross negligence by Seller, Pledgor or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor in connection with the execution and delivery of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Administrative Agent, on behalf of Buyers, at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

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(iii)Seller’s failure to obtain Administrative Agent’s, on behalf of Buyers, prior written consent to any subordinate financing or voluntary liens in each case that encumber any or all of the Purchased Assets that are not permitted under the Transaction Documents; and
(iv)any material breach of any representations and warranties by Guarantor contained in any Transaction Document or herein and any material breach by Seller, Guarantor or any of their respective Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for costs actually incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any materials of environmental concern, in each case in any way affecting Seller’s or Guarantor’s properties or any of the Purchased Assets; provided that the guarantee set forth in this Section 2(d)(iv) shall terminate upon the consummation of a foreclosure of the Purchased Asset following an Event of Default pursuant to a public or private sale or strict foreclosure, or other similar enforcement proceeding but solely to the extent that the occurrence giving rise to Administrative Agent’s, on behalf of Buyers, liability under this Section 2(d)(iv) (A) first arose after the consummation of a foreclosure with respect to such Purchased Asset and (B) is unrelated to any act or omission of Seller or Guarantor or any of their respective Affiliates.
(e)Nothing herein shall be deemed a waiver of any right which Administrative Agent, on behalf of Buyers, may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Assets shall continue to secure all of the outstanding obligations owing to Administrative Agent and Buyers in accordance with the Repurchase Agreement or any other Transaction Documents.
(f)In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor further agrees to pay any and all actual, out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Administrative Agent or any Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the date upon which the Obligations are paid in full.
(g)No payment or payments made by Seller, Pledgor or any other Person or received or collected by Administrative Agent, on behalf of Buyers, from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations under this Guaranty until the Obligations are paid in full, but subject to the limitations on Guarantor’s liability under Section 2(b) above.
(h)Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Administrative Agent, on behalf of Buyers, on account of any liability hereunder, Guarantor will notify Administrative Agent, on behalf of Buyers, in writing that such payment is made under this Guaranty for such purpose.
3.    Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Administrative Agent and Buyers, against Seller and Pledgor and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller or Pledgor to Administrative Agent and Buyers under the Transaction

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Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Administrative Agent and Buyers under the Transaction Documents.
4.    Amendments, etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Administrative Agent, on behalf of Buyers, may be rescinded by Administrative Agent, on behalf of Buyers, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Administrative Agent, on behalf of Buyers, and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Administrative Agent, on behalf of Buyers, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Administrative Agent, on behalf of Buyers, for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Administrative Agent, on behalf of Buyers, shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against Guarantor, Administrative Agent, on behalf of Buyers, may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Administrative Agent, on behalf of Buyers, to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Administrative Agent or Buyers against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
5.    Guaranty Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Administrative Agent, on behalf of Buyers, upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller and Guarantor, on the one hand, and Administrative Agent, on behalf of Buyers, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or the Guaranty with respect to the Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Administrative Agent, on behalf of Buyers, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be

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available to or be asserted by Seller against Administrative Agent, on behalf of Buyers, (iii) any requirement that Administrative Agent, on behalf of Buyers, exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller and Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Administrative Agent, on behalf of Buyers, may, but shall be under no obligation, to pursue such rights and remedies that Administrative Agent, on behalf of Buyers, may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Administrative Agent, on behalf of Buyers, to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent, on behalf of Buyers, against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Administrative Agent, on behalf of Buyers, and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full.
(b)    Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Administrative Agent, on behalf of Buyers, as follows:
(i)Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Administrative Agent or any Buyer any claim or defense based upon, an election of remedies by Administrative Agent, on behalf of Buyers, which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other person or security.
(ii)Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantor, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Administrative Agent and Buyers for such information and will not rely upon Administrative Agent, on behalf of Buyers, for any such information. Absent a written request for such information by Guarantor to Administrative Agent, on behalf of Buyers, Guarantor hereby waives the right, if any, to require Administrative Agent or any Buyer to disclose to Guarantor any information which Administrative Agent or Buyers may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

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(iii)Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Administrative Agent, on behalf of Buyers, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Administrative Agent, on behalf of Buyers, now or at any time and from time to time in the future.
6.    Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or Buyers upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.
7.    Payments. Guarantor hereby agrees that the Obligations will be paid to Administrative Agent, on behalf of Buyers, without set-off or counterclaim in United States Dollars at the address specified in writing by Administrative Agent, on behalf of Buyers.
8.    Representations and Warranties. Guarantor represents and warrants that:
(a)    It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. It is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business, except where failure to be so licensed or authorized would not be reasonably be expected to have a Material Adverse Effect. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guaranty and the other Transaction Documents;
(b)    This Guaranty has been duly executed by it, for good and valuable consideration. This Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);
(c)    Guarantor does not believe, nor does it have any reason or cause to believe, that it cannot perform in all respects all covenants and obligations contained in this Guaranty applicable to it;
(d)    The execution, delivery and performance of this Guaranty will not violate (i) its organizational documents, (ii) any contractual obligation to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (iv) any applicable Requirement of Law;

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(e)    Except as disclosed in writing to Buyer, there is no action, suit, proceeding, litigation, investigation, arbitration or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against its assets (i) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (ii) that could have a Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any arbitrator or Governmental Authority;
(f)    Except as disclosed in writing to Buyer, Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, and there is no claim that is delinquent relating to any such taxes now pending that was made in writing by any Governmental Authority and that is not being contested in good faith as provided above; in each case, that could reasonably be expected to have a Material Adverse Effect;
(g)    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (i) the execution and performance of this Guaranty, (ii) the legality, validity, binding effect or enforceability of this Guaranty against it or (iii) the consummation of the transactions contemplated by this Guaranty, except filing obligations with the Securities and Exchange Commission arising in the ordinary course of Guarantor’s business as a public company, including, without limitation, 8K, 10Q and 10K filings, which have been obtained and are in full force and effect; and
(h)    Except as disclosed in writing to Buyer, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America which would reasonably be expected to result in a Material Adverse Effect and no Act of Insolvency has ever occurred with respect to it.
(i)    Guarantor is not an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.
Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.
9.    Financial Covenants.

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(i)Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full, Guarantor shall not on a consolidated basis in accordance with GAAP, consistently applied, with respect to itself and its Subsidiaries, directly or indirectly:
(i)permit its Liquidity at any time to be less than the greater of: (a) Ten Million Dollars ($10,000,000) and (b) five percent (5%) of Guarantor’s Recourse Indebtedness;
(ii)permit its Tangible Net Worth at any time to be less than less than an amount equal to the sum of (i) $100,000,000 and (ii) seventy-five percent (75%) of net cash proceeds from future capital closing minus any redemptions; and
(iii)permit the ratio of (A) Total Liabilities to (B) Total Assets at any time to exceed 4.00 to 1.00.
(b)Guarantor’s compliance with the covenants set forth in this Section 9 must be evidenced by the financial statements and by a Financial Covenant Compliance Certificate in the form of Exhibit VI to the Repurchase Agreement furnished together therewith, as provided by Seller to Administrative Agent, on behalf of Buyers, pursuant to Sections 3(f) and 12(g) of the Repurchase Agreement and compliance with all such covenants are subject to continuing verification of Administrative Agent, on behalf of Buyers, and Guarantor shall provide information that is reasonably requested by Administrative Agent, on behalf of Buyers, with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Administrative Agent, on behalf of Buyers, or disclosed in any Form 8-K filed by Guarantor with the Securities and Exchange Commission which would reasonably be expected to have a material adverse effect on Guarantor’s ability to comply with the covenants set forth in this Section 9; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Financial Covenant Compliance Certificates other than those required under Sections 3(f) and 12(g) of the Repurchase Agreement.
10.    Further Covenants of Guarantor:
(a)    Taxes. Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. No tax liens have been filed against Guarantor or any of Guarantor’s assets (other than liens for taxes not yet due or the amount or validity of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP), and, to the knowledge of Guarantor, as of the date hereof, no claims are being asserted with respect to any such taxes, fees or other charges.
(b)    Anti-Corruption Laws and Anti-Money Laundering Laws.
(i)    Guarantor is and shall act in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended; and any other applicable anti-bribery or anti-corruption laws, regulations or ordinances

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in any jurisdiction in which the Guarantor is located or doing business (collectively, “Anti-Corruption Laws”), and no part of the proceeds of any Transaction will be used, directly or, to Guarantor’s Knowledge, indirectly, for any payments in violation of applicable Anti-Corruption Laws.
(ii)    Guarantor agrees that, from time to time upon the prior written request of Administrative Agent it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Administrative Agent, on behalf of Buyers, may reasonably request in order to ensure compliance with Anti-Money Laundering Laws and to fully effectuate the purposes of this Guaranty; provided, however, that nothing in this Section 10(b)(ii) shall be construed as requiring Administrative Agent, on behalf of Buyers, to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. Guarantor agrees to notify Administrative Agent, on behalf of Buyers, or a person appointed by Administrative Agent, on behalf of Buyers, to administer their Anti-Money Laundering Laws program, if applicable, of any change in information affecting this Section 10(b)(ii) within three (3) Business Days.
(d)    Financial Reporting. Guarantor shall deliver (or cause to be delivered) the financial statements and information with respect to Guarantor as set forth in Section 12(g) of the Repurchase Agreement within the time periods set forth therein.
(e)    Limitation on Distributions. After the occurrence and during the continuation of any monetary or material non-monetary Default or any Event of Default, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor.; provided that, Guarantor may distribute the minimum amount of cash required to be distributed so that Guarantor can maintain its status as a “real estate investment trust” under Sections 856 through 860 of the Code and avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857 (b)(3) or 4981 of the Code.
11.    Right of Set-Off. Guarantor hereby irrevocably authorizes Administrative Agent, and Buyers, and their Affiliates, without prior notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default and any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent and Buyers to or for the credit or the account of Guarantor, or any part thereof in such amounts as Administrative Agent and Buyers may elect, against and on account of the obligations and liabilities of Guarantor to Administrative Agent, on behalf of Buyers, hereunder and claims of every nature and description of Administrative Agent, on behalf of Buyers, against Guarantor, in any currency, arising under any Transaction Document, as

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Administrative Agent and Buyers may elect, whether or not Administrative Agent, on behalf of Buyers, has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Administrative Agent, on behalf of Buyers, shall notify Guarantor promptly of any such set-off and the application made by Administrative Agent or Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent and Buyers under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that each party may have.
12.    Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.    Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
14.    No Waiver; Cumulative Remedies. Administrative Agent, on behalf of Buyers, shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Administrative Agent or Buyers any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Administrative Agent, on behalf of Buyers, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Administrative Agent, on behalf of Buyers, would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
15.    Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Administrative Agent, on behalf of Buyers. This Guaranty shall be binding upon the heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Administrative Agent, on behalf of Buyers, and their respective successors and permitted assigns; provided, however, that Guarantor may not, without the prior written consent of Administrative Agent, on behalf of Buyers, assign any of Guarantor’s rights, powers, duties or obligations hereunder. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW

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YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
16.    Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth above, to the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

Administrative Agent:	Morgan Stanley Mortgage Capital Holdings LLC 1585 Broadway, 25th Floor New York, New York 10036 Attention: [***] Telecopy: [***] Email: [***]

With copies to:	Paul Hastings LLP 200 Park Avenue New York, New York 10166 Attention: [***] Telephone: [***] Fax: [***] Email: [***]

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Guarantor: With copies to:
GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC.
c/o Goldman, Sachs & Co. LLC
200 West Street, 28th Street
New York, New York 10282
Attention: Steve Pack and General Counsel
Email: [***]; [***]

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel L. Stanco
Tel: (212) 841-5758
Email: Daniel.Stanco@ropesgray.com

17.    SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND ADMINISTRATIVE AGENT, ON BEHALF OF BUYERS, HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(A)SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS GUARANTY OR RELATING IN ANY WAY TO THIS GUARANTY, THE REPURCHASE AGREEMENT OR ANY TRANSACTION UNDER THE REPURCHASE AGREEMENT;
(B)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE;
(C)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 16 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH ADMINISTRATIVE AGENT, ON BEHALF OF BUYERS, SHALL HAVE BEEN NOTIFIED; AND
(D)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

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18.    Integration. This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Administrative Agent, on behalf of Buyers, relative to the subject matter hereof not reflected herein.
19.    Counterparts. This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Guaranty and the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Guaranty and any Transaction Document. Each party to this Guaranty (a) agrees that it will be bound by its own Electronic Signature, (b) accepts the Electronic Signature of each other party to this Guaranty and any Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures.
20.    Acknowledgments. Guarantor hereby acknowledges that:
(a)    Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;
(b)    Administrative Agent and Buyers do not have any fiduciary relationship to Guarantor, and the relationship between Administrative Agent and Buyers, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and
(c)    no joint venture exists between or among any of Administrative Agent, Buyers, Guarantor and/or Seller.
21.    Intent. Guarantor intends and acknowledges that (a) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction is within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore, (i) a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, (ii) a “securities contract” as that term is defined in Section 741 (7)(A)(xi) of the Bankruptcy Code and (iii) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and (b) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555, 559 and 561 of the Bankruptcy Code. Guarantor agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction thereunder as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” within the meaning of the Bankruptcy Code.

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22.    WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND ADMINISTRATIVE AGENT, ON BEHALF OF BUYERS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.
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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:
GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC., a Maryland corporation

By: /s/ Steve B. Pack_________________________
Name: Steve B. Pack
Title: Authorized Signatory

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